Exhibit 10.45

Gaylord Entertainment Company (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers	2012
Board retainer	$50,000
Lead Non-Management Director retainer	$20,000
Audit chair retainer	$20,000
Audit member retainer	$10,000
Human Resources/Nominating and Corporate Governance chair retainer	$12,500
Human Resources/Nominating and Corporate Governance member retainer	$7,500

In addition, each director receives a fee of $1,500 for attending each meeting of the Board of Directors. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

Each non-employee director receives, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of restricted stock units having a fixed dollar value of $100,000, based upon the fair market value of the Company’s common stock on the grant date. The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

II. Executive Officer Compensation. The following table sets forth the 2012 annual base salaries and the fiscal 2011 performance bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers to be named in the Company’s proxy statement to be filed in connection with the 2012 annual meeting of stockholders (the “Named Executive Officers”).

Executive Officer	2012 Salary		Fiscal 2011 Bonus Amount
Colin V. Reed	$910,000		$1,100,000
David C. Kloeppel	$700,000		$737,412
Mark Fioravanti	$430,000		$300,044
Richard A. Maradik	$340,000	(1)	$237,636
Carter R. Todd	$324,000		$219,540

(1)	Mr. Maradik has submitted his resignation as Senior Vice-President and Chief Marketing Officer, effective March 1, 2012, in order to pursue other opportunities.

Exhibit 10.45

The above-described fiscal 2011 Bonus Amounts for each of the Named Executive Officers were paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

The following table sets forth the fiscal 2012 bonus targets as a percentage of 2012 base salary set for the Company’s Named Executive Officers, other than Mr. Maradik:

Executive Officer	Threshold	Target	Maximum
Colin V. Reed	50%	100%	200%
David C. Kloeppel	45%	90%	180%
Mark Fioravanti	35%	70%	140%
Carter R. Todd	30%	60%	120%

The fiscal 2012 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will be paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

The Named Executive Officers also receive long-term incentive awards, as discussed below, pursuant to the Company’s stockholder-approved equity incentive plans.

2012 Equity Awards

On February 8, 2012, the Named Executive Officers were granted time-vesting stock options, time-vesting restricted stock unit awards, and performance-vesting restricted stock unit awards for the 2012-2016 performance period, as previously reported on Form 4 filings pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, for each Named Executive Officer.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2012 annual meeting of stockholders.